Exhibit 23.05
Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004
October 10, 2002

          We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement on Form S-3 of Pepco Holdings, Inc. relating to up to $500,000,000 in aggregate offering price of Common Stock, Debt Securities, Stock Purchase Contracts and Stock Purchase Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ COVINGTON & BURLING Covington & Burling